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                                   EXHIBIT 23

      [SNODGRASS CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS LETTERHEAD]






Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



Pursuant to 17 C.F.R. Section 228.304(a)(3), we have reviewed the language under the heading "Item 4. Changes in Registrant's Certifying Accountant" in the Current Report on Form 8-K, dated March 17, 1999, to be filed with the Securities and Exchange Commission by Security Financial Corp. We agree with the statements contained therein. However, aside from the receipt of notification of such action, we have no basis for making a determination whether the board of directors met concerning this matter.


S.R. Snodgrass, A.C.


April 20, 1999
Wexford, Pennsylvania